TENTH AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of March 9, 2018 to the Committed Facility Agreement dated May 16, 2013 between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc”) and Nexpoint Credit Strategies Fund (“Customer”).

WHEREAS, BNPP PB, Inc and Customer previously entered into a Committed Facility Agreement dated as of May 16, 2013 (as amended from time to time, the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Section 1 of the Agreement (‘Definitions’)

The definition of “Maximum Commitment Financing” in Section 1 of the Agreement is hereby replaced in its entirety with the following:

“Maximum Commitment Financing” means USD $135,000,000. Customer shall have the right to reduce the Maximum Commitment Financing upon one (1) Business Day’s prior written notice to BNPP PB, Inc., provided that the aggregate reduction for any calendar month shall not exceed 20% of such Maximum Commitment Financing. In addition, Customer may, subject to BNPP PB, Inc.’s approval, increase the Maximum Commitment Financing upon one (1) Business Day’s prior written notice to BNPP PB, Inc., provided that the Maximum Commitment Financing shall not exceed $135,000,000 USD (the “Financing Cap”).

2.	Amendment to Appendix B of the Agreement (‘Pricing’)

Appendix B of the Agreement is hereby replaced in its entirety with the updated Appendix B attached hereto as Exhibit A.

3.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)	Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.		NEXPOINT CREDIT STRATEGIES FUND

/s/ Jeffrey Lowe		/s/ Frank Waterhouse
Name:	Jeffrey Lowe	Name:	Frank Waterhouse
Title:	Managing Director	Title:	Treasurer

/s/ Brian Cahalan
Name:	Brian Cahalan
Title:

Exhibit A

[See Attached]

Appendix B

Pricing

NEXPOINT CREDIT STRATEGIES FUND

Financing Rate

Customer Debit Rate

Waterfall	Asset Class	Benchmark Rate	Spread
1	Equities Tier 1 - S&P 500	USD LIBOR 1M	60 bps
2	Equities Tier 2 - Russell 1000	USD LIBOR 1M	65 bps
3	Equities Tier 3 - Russell 2000	USD LIBOR 1M	70 bps
4	All other Eligible Equities Securities	USD LIBOR 1M	130 bps
5	Investment Grade Bonds	USD LIBOR 1M	90 bps
6	Sub-Investment Grade Bonds	USD LIBOR 1M	130 bps

The Customer Debit Rate will be allocated in accordance with the Waterfall order of the Asset Classes set forth above to determine the applicable Benchmark Rate and Spread (as each such term is defined in the table above) for Eligible Securities (as defined in Appendix A). The Customer Debit Rate will equal the weighted average of such calculations.

For securities which otherwise qualify as Eligible Securities but (i) do not fall within the parameters of an Asset Class listed above or (ii) fall within the parameters of an Asset Class listed above but have been “chilled” at DTC or otherwise prohibited from being hypothecated by the depository, the Customer Debit Rate shall equal 1 Month LIBOR + 160 bps, including defaulted Convertible Bonds and defaulted Corporate Bonds.

The debit rates for securities which do not qualify as Eligible Securities are not subject to the commitment set forth in Section 2 of the Agreement and, accordingly (i) shall be determined by BNPP PB, Inc. in its sole discretion, and (ii) are subject to change at any time by BNPP PB, Inc.

Commitment Fee

Customer shall pay a commitment fee (the “Commitment Fee”) to BNPP PB, Inc. equal to sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due. For purposes of this section, the “Daily Commitment Fee” on each day shall be the product of (a) the difference between (i) the Maximum Commitment Financing and (ii) the current Outstanding Debit Financing, (b) 1/360 and (c) 55 bps; provided, however, that (c) shall be zero (0) bps on any day on which the Outstanding Debit Financing is 80% or more of the Maximum Commitment Financing.